Exhibit (h)(3)(l)
AMENDMENT TO
EXPENSE LIMITATION AGREEMENT
     The Expense Limitation Agreement made the 13th day of June, 2001, between PACIFIC FUNDS (the “Trust”), a Delaware statutory trust, and PACIFIC LIFE INSURANCE COMPANY (the “Adviser”), a Nebraska Corporation, as amended to date (the “Agreement”), is hereby further amended by the addition of the provisions set forth in this amendment to the Agreement (“Amendment”), which is made this 29 day of June, 2006. This Amendment supersedes the prior amendment (dated May 17, 2005) and is effective June 20, 2006.
WITNESSETH:
     WHEREAS, the Trust is a Delaware statutory trust and is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;
     WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each series representing interests in a separate portfolio of securities and other assets (each a “Fund,” and collectively, the “Funds”), with the Funds designated in Schedule A, as may be amended from time to time, attached hereto;
     WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated June 13, 2001, as amended (the “Advisory Agreement”), pursuant to which the Adviser is authorized to provide investment advisory services for the Trust and each of its Funds for compensation based on the value of the average daily net assets of the Funds;
     WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of the Funds at levels agreeable to the Trust and the Adviser.
     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained in this Amendment, in addition to the responsibilities as specified in the Agreement, it is agreed between the parties as follows:
1.	The Agreement shall automatically renew for one-year terms beginning each July 1, unless the Adviser provides written notice of termination of the Agreement to the Trust at least 10 days prior to the end of the then current term, except that the repayment obligations described in Section I.F. of the Agreement shall survive for the period indicated in that Section, and provided further that such repayment obligations shall not apply with respect to PF Portfolio Optimization Model A Fund, PF Portfolio Optimization Model B Fund, PF Portfolio Optimization Model C Fund, PF Portfolio Optimization Model D Fund, and PF Portfolio Optimization Model E Fund.
2.	Schedule A, governing the maximum operating expense limit in any fiscal year with respect to a Fund under the Agreement, is hereby replaced with the Schedule(s) attached hereto.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC FUNDS

By: Name:	/s/ James T. Morris James T. Morris
Title:	President

PACIFIC LIFE INSURANCE COMPANY

By: Name:	/s/ James T. Morris James T. Morris
Title:	Chief Operating Officer

By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Vice President & Secretary

SCHEDULE A
OPERATING EXPENSE LIMIT FOR PACIFIC FUNDS

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)
PF Portfolio Optimization Model A Fund	0.00%
PF Portfolio Optimization Model B Fund	0.00%
PF Portfolio Optimization Model C Fund	0.00%
PF Portfolio Optimization Model D Fund	0.00%
PF Portfolio Optimization Model E Fund	0.00%
PF AllianceBernstein International Value Fund	0.45%
PF Goldman Sachs Short Duration Bond Fund	0.45%
PF Janus Growth LT Fund	0.45%
PF Lazard Mid-Cap Value Fund	0.45%
PF Loomis Sayles Large-Cap Growth	0.45%
PF MFS International Large-Cap Fund	0.45%
PF NB Fasciano Small Equity Fund	0.45%
PF Oppenheimer Main Street® Core Fund	0.45%
PF Oppenheimer Emerging Markets Fund	0.45%
PF PIMCO Managed Bond Fund	0.45%
PF PIMCO Inflation Managed Fund	0.45%
PF Pacific Life Money Market Fund	0.45%
PF Salomon Brothers Large-Cap Value Fund	0.45%
PF Van Kampen Comstock Fund	0.45%
PF Van Kampen Mid-Cap Growth Fund	0.45%
PF Van Kampen Real Estate Growth Fund	0.45%
Effective: June 20, 2006